Exhibit 34

FOR IMMEDIATE RELEASE

Contact:
Larry Dennedy
MacKenzie Partners, Inc.
212-929-5500

                       MESSRS. GENGER AND GOTTSTEIN STATE
               ESC'S CURRENT BOARD DOESN'T DESERVE A SECOND CHANCE

                            -------------------------

June 21, 1999, New York, New York - - Arie Genger and Barnard J. Gottstein, two of the largest shareholders of ESC Medical Systems, Ltd., (Nasdaq: ESCMF) with over 17% of the shares outstanding, today issued the following statement summarizing the Company's inexcusable conduct and dismal record during the past several months:

     "As ESC shareholders, we are enraged about the way we have been treated by the current Board and management. At every opportunity, they have misrepresented our intentions and the facts surrounding our proxy contest and have tried to stop us from convening a shareholders' meeting. Rather than having a Board who would stoop so low as to make continuous false and misleading statements about its own shareholders and who would refuse to respond to our concerns about the Company, we and you deserve to have a Board consisting of individuals who are able to listen to their company's shareholders and act in the best interest of their company's shareholders.

     In addition, given the embarrassing performance record of our current Board and management, we do not see how any ESC shareholder would want to vote the current Board back into office.

                              THE CHOICE IS YOURS!

Consider the following facts:

* ESC's stock price, which at one time closed as high as $46.50 per share, is currently trading between $5.50 and $6.00 per share.

* According to ESC's financial report for the quarter ended March 31, 1999, ESC reported inventory write-offs of $16.6 million - representing about 27% of the $62.1 million in inventory reported as of December 31, 1998 and the full Board has yet to receive an explanation!

* In the first quarter of 1999, sales plummeted from $59.5 million to $31.3 million when compared with the same quarter in 1998 - a 47.4% decrease!


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*    In the first quarter of 1999, on top of charges of $30.8 million, ESC still reported a loss of $9.8 million - amounting to an annual on-going loss rate of almost $40 million.

* In the first quarter of 1999, while sales decreased by a whopping 47.4%, selling & marketing, general and administrative expenses increased to 75.5% of sales compared with 35% for the same quarter in 1998.

* After releasing its dismal first quarter results, ESC did not host any type of analyst meeting, at which investors could have raised questions and sought explanations for such poor financial results. Historically ESC has held such meetings and answered questions what are they trying to hide.

* More than three months ago, Eckhouse announced ESC had retained Warburg Dillon Read LLC as ESC's "financial advisor." To date, all attempts to find out the purpose, terms and cost of this retainer agreement have been to no avail.

* To our knowledge, the current Board is retaining no fewer than four separate law firms through the use of corporate resources - to advise its directors on how to entrench themselves and save their jobs.

* It appears that Eckhouse has the audacity to plan to vote ESC shares - shares which were purchased with your money and shares in which he has no economic interest whatsoever - to keep his job. We believe that up to 2 million shares were purchased without making the necessary filing with the Securities and Exchange Commission.

* Eckhouse claims that he plans to step down as CEO but will "assume the responsibility as an ACTIVE Chairman." How can we expect ESC to recruit highly qualified candidates as CEO if those candidates are aware that their actions as CEO will be subject to Eckhouse's approval?

* Eckhouse claims he has tried to compromise with us. The truth is that Eckhouse has refused to agree to any compromise if it would mean that a majority of the Board would not have been hand-picked by him. Eckhouse just won't give up control!

* On June 18, 1999, Eckhouse attempted to mislead the public by claiming that our three motions filed against ESC in Israeli court had been denied when, in fact, the Israeli court had set a hearing date of June 22, 1999 for two of our three motions and would set a hearing date for the third motion at a later date. How can we trust anything that this current Board or management tells us?


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                     DON'T ENDORSE THIS OUTRAGEOUS CONDUCT!

As a final note, Eckhouse continues to make false and misleading statements that Messrs. Genger and Gottstein are attempting to take control of ESC. But consider this. Between 1989 and 1998, Mr. Genger held the largest percentage of shares of Laser Industries -- a percentage larger than the percentage Mr. Genger currently owns of ESC. In 1989, Laser Industries had a market capitalization of about $10 million and was teetering on the verge of bankruptcy. Mr. Genger and the Laser Board brought in a new management team which successfully turned the company around. In the beginning of 1998, Laser merged with ESC at a valuation of about $245.1 million. Clearly, during the ten years of Mr. Genger's involvement as an interested shareholder and director, Laser Industries prospered and grew tremendously between 1989 and 1998, and all Laser shareholders benefitted equally. We believe these facts speak louder than Eckhouse's false and misleading words."

     Messrs. Genger and Gottstein strongly urge all shareholders of ESC to protect their investment by voting the NEW BLUE PROXY today!


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